IQST – iQSTEL Announces 25% Revenue Growth On Track To Reach $105 Million 2023 Annual Forecast

March 15th, 2023 - New York, NY --- iQSTEL Inc. (OTCQX: IQST) today announced the company’s year-to-date (YTD) revenue for its Telecom Division through Feb 28th is $16.4 million (unaudited), an increase of 25% compared to $13.1 million for the same period in 2022.

Considering that the company’s revenue stream is historically higher in the second half of the year, management is confident the YTD performance is on track to reach the company’s $105 million annual revenue forecast organically before the benefit of sales from new lines of business and before the benefit of any anticipated contribution from acquisitions.

Management is also confident the company is on track to report Positive Consolidated Operating Income in 2023 for the entire PubCo as a result of the ongoing benefit of operational streamlining and the anticipated benefit from iQSTEL’s newer lines of business to include its Electric Vehicle, Fintech and Internet of Things (IoT) Divisions.

“iQSTEL continues into 2023 to realize steady and exceptional growth,” said Leandro Iglesias, CEO of iQSTEL. “After reaching $93 million in revenue in FY-2022, we are already realizing 25% growth YTD through Feb 28th this year compared to the same period in 2022. Our 2023 financial objectives are well withing our sites as our products and services gain more and more recognition within their respective markets.”

Stay tuned for regular shareholder updates.

About iQSTEL Inc.:

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly listed company holding an Independent Board of Directors and Audit Committee with a presence in 19 countries and 70 employees offering leading-edge services through its four business lines. The Telecom Division (www.iqstelecom.com), which represents the majority of current operations, offers VoIP, SMS, proprietary Internet of Things (IoT) solutions, and international fiber-optic connectivity through its subsidiaries: Etelix, SwissLink, Smartbiz, Whisl, IoT Labs, and QGlobal SMS. The Fintech business line (www.globalmoneyone.com) (www.maxmo.vip) offers a complete Fintech ecosystem MasterCard Debit Card, US Bank Account (No SSN Needed), Mobile App/Wallet (Remittances, Mobile Top Up). Our Fintech subsidiary, Global Money One, is to provide immigrants access to reliable financial services that make it easier to manage their money and stay connected with their families back home. The BlockChain Platform Business Line (www.itsbchain.com) offers our proprietary Mobile Number Portability Application (MNPA) to serve the in-country portability needs through its subsidiary, itsBchain. The Electric Vehicle (EV) Business Line (www.evoss.net) offers electric motorcycles to work and have fun in the USA, Spain, Portugal, Panama, Colombia, and Venezuela. EVOSS is also working on the development of an EV Mid Speed Car to serve the niche of the 2nd car in the family.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.

IR US Phone: 646-740-0907

IR Email: investors@iqstel.com

Contact Details

iQSTEL Inc.

+1 646-740-0907

investors@iqstel.com

Company Website

https://www.iqstel.com/

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